Exhibit 99.1

Interactive Games Inc. Announces Agreement For Debt Financing  (CORRECTED)

Interactive Games Inc. (OTCBB:IGAM)--(MARKET WIRE)—April 28th, 2006 -- Interactive Games Inc. (OTC BB:IGAM.OB - News), a developer and licensor of specialty slot machine and mobile entertainment software to the casino gaming and wireless entertainment industry, today announced that it has executed an agreement  to provide  the Company with up to $US 700,000 in convertible debenture financing  in a private placement transaction. The private placement financing will be with a select few accredited investors with Divine Capital Markets LLC acting as the placement agent.  Gross proceeds in the amount of $ 310,000 have been received by the Company to date. The Company will file a form 8-K with the Securities and Exchange Commission containing further details of the private placement.

Divine Capital Markets LLC (www.divinecapital.com) is a boutique securities brokerage and investment banking firm. The firm is recognized for providing institutions, corporations and a short list of accredited investors with high quality trading strategies, research, consulting services and private wealth management.

 Mr. Henry Fong, President and CEO for Interactive Games Inc., commented, "We are extremely pleased to have secured this financing with Divine Capital, as it enables our company to better focus on our business strategy and explore additional areas of growth for both our company and our shareholders."

About Interactive Games

Interactive Games Inc., http://www.interactivegamesinc.com, is a developer and licensor of interactive casino technologies and redemption gaming applications. Interactive Games has entered into license and distribution agreements with Ed McMahon for the Interactive Games "Million Dollar Madness Class III Slot Machine," Best Bet Media, Global Gaming and other third-party manufacturers and distributors, in which the company has the right to market, sublicense and distribute gaming and mobile entertainment products under the Interactive Games brand.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Notice pursuant to Rule 135 under the Securities Act of 1933:  This press release does not constitute an offer of any securities for sale.

Contact:
Contact:
1.866.568.GAME
Investor Relations:
561.651.1350